Exhibit 99.1

1 Parent of: Investor Presentation KBW Community B ank Investor Conference August 2017

Forward Looking Information

Certain statements contained in this communication may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, those relating to The Community Financial Corporation, Community Bank of the Chesapeake's and County First Bank's future growth and management's outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations. These forward looking statements may also include: management's plan relating to the transaction; the expected completion of the transaction; the payment of any contingent cash consideration in the transaction; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the transaction; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "anticipate," "estimate," "expect," "foresee," "may," "might," "will," "would," "could" or "intend," future or conditional verb tenses, and variations or negatives of such terms.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements, or industry results, expressed or implied by these forward-looking statements.

In addition to factors previously disclosed in The Community Financial Corporation's reports filed with the Securities and Exchange Commission including those we file with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2016, and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in The Community Financial Corporation's and Community Bank of the Chesapeake's operating or expansion strategy; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; the effects of future economic, business and market conditions; weaker than anticipated market conditions in our primary market areas; changes in interest rates; governmental monetary and fiscal policies; changes in prices and values of real estate; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, including changes in the cost and scope of FDIC insurance; the failure of assumptions regarding the levels of non-performing assets and the adequacy of the allowance for loan losses; possible adverse rulings, judgments, settlements and other outcomes of pending litigation; the ability of Community Bank of the Chesapeake and County First Bank to collect amounts due under loan agreements; changes in consumer preferences; liquidity risks through an inability to raise funds through deposits, borrowings or other sources, or to maintain sufficient liquidity at the Company separate from the Bank's liquidity; volatility in the capital and credit markets; effectiveness of Community Bank of the Chesapeake's interest rate risk management strategies; the ability to obtain regulatory approvals and meet other closing conditions to the transaction, including approval by County First Bank's shareholders on the expected terms and schedule; delay in closing the transaction; difficulties and delays in integrating the County First Bank's business or fully realizing cost savings and other benefits of the transaction in the expected timeframes, if at all; business disruption following the transaction; inflation; customer acceptance of Community Bank of the Chesapeake's products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; and the introduction, withdrawal, success and timing of business initiatives.

You are cautioned not to place undue reliance on the forward-looking statements contained in this document in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. Any forward-looking statement speaks only as of the date of this Report, and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this Report. Forward-looking statements regarding the transaction are based upon currently available information.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts, and may not reflect actual results.

Important Additional Information and Where to Find It

This communication is being made pursuant to and in compliance with Rules 165 and 425 of the Securities Act of 1933 and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. In connection with the proposed transaction, The Community Financial Corporation and County First Bank will file a proxy statement/prospectus as part of a registration statement on Form S-4 that The Community Financial Corporation will file with the SEC regarding the proposed transaction. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about The Community Financial Corporation and County First Bank and the proposed transaction. The final proxy statement/prospectus will be mailed to shareholders of County First Bank. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement/prospectus as well as other filings containing information about The Community Financial Corporation, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by The Community Financial Corporation. You will also be able to obtain these documents, when they are filed, free of charge, from The Community Financial Corporation at www.cbtc.com under the heading "About Us" and then under the Investor Relations menu. Copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to The Community Financial Corporation, Attn: Shareholder Relations 3035 Leonardtown Road, Waldorf, MD 20601 or by calling 240-427-1036, or to County First Bank, Attn: Karen Zamostny 202 Centennial Street, P. O. Box 2752, La Plata, MD 20646 or by calling (301) 934-2265.

Participants in the Solicitation

The Community Financial Corporation and County First Bank and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of County First Bank in connection with the proposed transaction. Information about the directors and executive officers of The Community Financial Corporation and their ownership of The Community Financial Corporation common stock is set forth in the proxy statement for The Community Financial Corporation's 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A on March 30, 2017. Information concerning all of the participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC's Web site at www.sec.gov and from The Community Financial Corporation's website at www.cbtc.com.
presentation.

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3 Acquisition of County First Bank

4 Transaction Rationale Leverages Existing Presence in Southern Maryland Markets County First Improves Core Funding & Liquidity Profile Lower Integration Risk x All 5 County First branch locations are within 1.5 miles of an existing TCFC branch location x Approximately $1.2 billion of combined deposits and #1 deposit market share position in Southern Maryland markets (Calvert, Charles and Saint Mary’s Counties) x County First adds $200 million of high quality, low cost deposits x Greater than 80% core deposits; 32% noninterest bearing deposits x 18 bps cost of funds (as of March 31, 2017) x Loan to deposit ratio of 75%; pro forma TCFC loan to deposit ratio reduced to approximately 100% from 105% x Extensive due diligence conducted – Greater than 55% of outstanding commercial portfolio x Familiarity with County First’s markets and customers x Significant and achievable opportunities for cost savings in the transaction Source: SNL Financial. Deposit market share data is as of 6/30/16 .

5 Rank Institution (ST) Number of Branches Deposits in Market ($mm) Market Share (%) Pro Forma - TCFC 15 1,172 25.7 1 Community Financial Corp. 10 973 21.4 2 PNC Financial Services Group Inc. 15 915 20.1 3 Bank of America Corp. 8 870 19.1 4 Old Line Bancshares Inc. 7 455 10.0 5 SunTrust Banks Inc. 7 367 8.0 6 BB&T Corp. 8 357 7.8 7 M&T Bank Corp. 4 200 4.4 8 County First Bank 5 198 4.3 9 Capital One Financial Corp. 1 102 2.2 10 Wells Fargo & Co. 2 68 1.5 Expanding Market Share Position in Southern Maryland Source: SNL Financial. (1) Includes Calvert, Charles and Saint Mary’s Counties. Deposit market share data as of 6/30/16. (2) Includes only counties with overlap between TCFC and County First Bank; dollars in thousands. Median HH Income by County (2) Deposit Market Share – MD Markets (1) $90 $87 $95 $57 Charles Saint Mary's Calvert US Pro Forma Franchise TCFC CUMD

6 About County First Bank Source: SNL Financial and County First Bank. (1) Peers include all regulated depositories in the District of Columbia, Maryland and Virginia with most recent quarter total as set s less than $500 million. Cost of Funds vs. Peers (1) x Founded in 1990 by a group of local businessmen x 5 branch locations in Southern Maryland x Financial Summary (as of 6/30/2017) • $236 million in total assets • $209 million in total deposits • 83% of deposits are non - time • YTD ROAA of ~0.55% x Focus on building long term partnerships with businesses, individuals and families in local communities 0.26% 0.22% 0.20% 0.19% 0.19% 0.19% 0.18% 0.61% 0.52% 0.50% 0.50% 0.52% 0.51% 0.47% 2014 2015 2016 Q1 2016 Q2 2016 Q3 2016 Q4 2017 Q1 County First Peer Median Company Overview

7 Cons A&D 3% Residential R.E. 24% Commercial R.E. 62% Commercial & Industrial 8% Consumer & Other 3% NIB Demand Deposits 17% NOW & Other Trans. Accts 16% MMDA & Other Savings 30% Time Deposits 37% Cons A&D 3% Residential R.E. 25% Commercial R.E. 62% Commercial & Industrial 8% Consumer & Other 2% Loan and Deposit Portfolios Loan Portfolio Deposit Mix Total loans: $1,143 million Average yield: 4.42% TCFC Total deposits: $1,088 million Cost of Deposits = 0.53% Loan/deposit ratio of 105% TCFC Total loans: $156 million Average yield: 4.61% County First Total deposits: $209 million Cost of Deposits = 0.18% Loan/deposit ratio of 75% Total loans: $1,300 million Pro Forma Total deposits: $1,296 million Loan/deposit ratio of 101% Pro Forma County First Cons A&D 8% Residential R.E. 15% Commercial R.E. 56% Commercial & Industrial 6% Consumer & Other 15% Source: SNL Financial and County First Bank. County First loan and deposit mixes as of 6/30/17. NIB Demand Deposits 14% NOW & Other Trans. Accts 18% MMDA & Other Savings 27% Time Deposits 41% NIB Demand Deposits 32% NOW & Other Trans. Accts 8% MMDA & Other Savings 43% Time Deposits 17%

8 Summary of Terms Source: SNL Financial. (1) Based upon TCFC’s closing share price of $36.27 as of 7/28/17. (2) Based upon TCFC’s closing share price of $ 36.27 as of 7/28/17 and County First’s 6/30/17 tangible book value per share of $26.87. (3) Represents the median price to tangible book value for nationwide depository transactions since 11/8/2016 with targets betwee n $ 100 million and $500 million of total assets and announced deal values greater than $10 million. x Acquisition of 100% of the common stock of County First Bank x Shares of County First will be exchanged for 0.9543 shares of TCFC common stock and $1.00 of cash x Implied Price per Share: $35.61 (1) x Transaction Value: $34.3 million (1) x Price / Tangible Book Value: 1.33x (2) (vs. 1.51x for recent nationwide transactions (3) ) x Consideration Mix: 97% stock / 3% cash (excluding contingent cash) x Contingent Cash Consideration: Up to a maximum of $2.24 per share • Contingent cash consideration to be based upon the resolution of certain identified assets prior to the closing of the transaction x County First Bank legacy shareholders to own approximately 16.5% of the combined entity x One current County First board member to be appointed to the boards of TCFC and Community Bank of the Chesapeake x County First Bank shareholder approval x Customary regulatory approvals Transaction Summary Board Seats Required Approvals

Summary of Assumptions and Transaction Impacts

Assumptions

- ✓ Identified cost savings of approximately $4.4 million when fully phased-in
  - ~60% phased-in during 2018 and 100% thereafter
  - Cost savings phase-in assumes closing of overlapping branches by June 30, 2018
- ✓ No revenue enhancements assumed
- ✓ Gross credit mark of approximately 3.5% of County First's loan portfolio (~$5.6 million; 2.1x the current reserve balance)
- ✓ Cumulative estimated interest rate marks of approximately $323,000[1]
- ✓ After-tax deal-related charges of $3.8 million
- ✓ ~$2.5 million core deposit intangible (1.4% of non-time deposits)
- ✓ Estimated closing late fourth quarter of 2017

Transaction Impacts

Impact to TCFC Shareholders

- ✓ 2018 EPS: ~4% accretive[2]
- ✓ 2019 EPS: ~12% accretive[2]
- ✓ TBV Impact: ~2.7% dilutive[3]
- ✓ TBV Earnback: ~2.4 years[4]
- ✓ IRR: ~20%

Pro Forma Capital

- ✓ Estimated pro forma capital ratios in excess of well-capitalized at close[3]
- ✓ TCE Ratio: 7.9%
- ✓ Tier 1 Leverage Ratio: 8.8%
- ✓ CET1 Ratio: 10.0%
- ✓ Total RBC Ratio: 13.4%

(1) Includes the cumulative interest rate marks on securities, loans and deposits.
(2) Estimated based on consensus earnings estimates for The Community Financial Corporation plus assumed transaction adjustments. The Community Financial Corporation does not endorse consensus earnings estimates or publish financial guidance. Actual results may differ from consensus earnings estimates.
(3) Estimated tangible book value per share impact and capital ratios assume a 12/31/17 closing date.
(4) Using the crossover method.

Community Bank of the Chesapeake
County First Bank
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10 Comprehensive Due Diligence Completed x Comprehensive due diligence encompassing all areas of County First Bank’s operations and financial results x Senior executives from across both organizations involved in the due diligence process x Management’s credit due diligence efforts were supplemented by third party credit review experts x Loan review encompassed: • Greater than 55% of the outstanding commercial portfolio • 100% of all NPAs and OREO

11 Second Quarter Financial Update

12 Financial Highlights Source: SNL Financial, company regulatory and SEC filings. TCFC has had no intangible assets in all presented periods. Gross loa ns presented net of deferred loan fees. (1) Non - GAAP financial measures. Refer to Appendix to this presentation for a reconciliation. (2) Tier 1 capital in 2015 was impacted by the redemption of $20 million of SBLF in February 2015 with proceeds of $23 million subordinated debt offering. (3) NPLs include nonaccrual loans, loans 90+ days past due and accruing TDRs. NPAs include NPLs and OREO. (4) Efficiency Ratio = Noninterest expense before OREO valuation allowance and OREO expense and amortization of impairment of intangibles / interest income + noninterest revenues (excludes securities gains, OREO gains and losses, and nonrecurring items). Refer to Appendix to this presentation for a reconciliation of the efficiency ratio. (5) In October 2013, the Company issued 1,591,300 shares of common stock at a price of $18.75 per share resulting in net proceeds of $27.4 million after commissions and related offering expenses. x Year over year loan growth of ~14% x Increased loan growth momentum x Asset quality improvement has accelerated x Net charge offs remain low x Capital position remains strong Q2 Highlights x x 2014 FY 2015 FY 2016 FY YTD 2016 YTD 2017 ($000s except per share) 12/31/14 12/31/15 12/31/16 6/30/16 6/30/17 Balance Sheet Total Assets 1,082,878$ 1,143,332$ 1,334,257$ 1,233,401$ 1,392,688$ Total Gross Loans 870,890 917,740 1,089,379 1,004,621 1,142,863 Total Deposits 869,384 906,899 1,038,825 993,475 1,087,806 Tangible Common Equity (1) 96,559 99,783 104,426 102,366 109,293 Consolidated Capital (%) Tier 1 Risk Based Ratio (2) 14.26% 11.38% 10.62% 11.18% 10.77 % Risk-Based Capital Ratio 15.21 14.58 13.60 14.32 13.72 TBV Per Share (1)(5) 20.53 21.48 22.54 22.01 23.51 Asset Quality (%) NPAs/ Assets (3) 2.71% 2.98% 1.99% 2.40% 1.71 % NCOs/ Avg Loans 0.28 0.16 0.10 0.09 0.03 Reserves/ NPLs (3) 36.1 34.8 52.4 43.2 71.1 8481 8034 8138 8079 8,050.00 Profitability Net Income to Common 6,290$ 6,320$ 7,331$ 3,346$ 4,885$ ROAA 0.63% 0.58% 0.60% 0.57% 0.72 % ROACE 6.7 6.3 7.1 6.6 9.1 Net Interest Margin 3.68 3.60 3.48 3.51 3.40 Efficiency Ratio (1)(4) 66.6 68.0 64.8 66.3 62.7 Diluted EPS (5) 1.35$ 1.35$ 1.59$ 0.72$ 1.05$ x x

13 Residential & Consumer 18% Residential Construction 3% Commercial RE 34% Residential Rentals 9% Owner Occ. CRE and C&I 36% Residential & Consumer 57% Residential Construction 10% CRE & C&I 33% Organic Migration into a True Commercial Bank Loan Composition (12/31/2000) $174 M illion Loan Composition (6/30/2017) Source: Management and company filings. Gross loans presented net of deferred loan fees . $1.1 Billion 57% 1 - 4 family real estate and consumer loans 79% commercial real estate, residential rentals and commercial & industrial loans Yield: 4.46% Owner Occupied CRE was $321 million at 6/30/17

14 Asset Quality Trends NPAs & 90+PD / Assets (1) Allowance for Loan Losses / Loans Allowance for Loan Losses / NPLs (2) NCOs / Avg. Loans Source: SNL Financial and company filings. Peers include 17 institutions headquartered in MD, VA or DC with assets between $500 million and $2.0 billion and are publicl y t raded on a major exchange. Excludes acquisition targets. TCFC data as of 6/30/17. Peer data as of the most recently reported period . (1) Nonperforming Assets = Nonaccrual + accruing TDRs + 90 day past due + OREO. (2) Nonperforming Loans = Nonaccrual + accruing TDRs + 90 day past due. 2.61% 2.50% 2.60% 2.71% 2.98% 1.99% 1.71% 1.48% 2.04% 2.17% 1.49% 1.83% 1.21% 0.98% 0.00% 1.00% 2.00% 3.00% 4.00% 2011Y 2012Y 2013Y 2014Y 2015Y 2016Y 2017 YTD TCFC TCFC Excl. TDRs Regional Peer Median 80.5% 62.8% 52.7% 82.6% 79.5% 117.7% 234.9% 37.1% 46.7% 41.1% 36.1% 34.8% 52.4% 71.1% 0% 50% 100% 150% 200% 250% 2011Y 2012Y 2013Y 2014Y 2015Y 2016Y 2017 YTD TCFC Excl. TDRs TCFC Regional Peer Median 1.07% 1.09% 1.01% 0.97% 0.93% 0.91% 0.91% 0.00% 0.50% 1.00% 1.50% 2.00% 2011Y 2012Y 2013Y 2014Y 2015Y 2016Y 2017 YTD TCFC Regional Peer Median 0.61% 0.27% 0.14% 0.28% 0.16% 0.10% 0.03% 0.00% 0.30% 0.60% 0.90% 1.20% 1.50% 2011Y 2012Y 2013Y 2014Y 2015Y 2016Y 2017 YTD TCFC Regional Peer Median

15 Asset Quality Overview Source: SNL Financial, Management and company filings. (1) Classified assets include loans graded as substandard, doubtful or loss, non - investment grade securities and OREO . Classified Asset Trends Nonperforming Asset Composition (6/30/2017) x 57%, or $46.5 million, reduction in classified assets (1) since their peak in Q3 2011 from $81.9 million to $35.4 million at Q2 2017 x Early stage (31 - 89 days past due) delinquencies are approximately $1.1 million or approximately 9 basis points of total loans $48.7 $47.6 $46.7 $32.8 $30.6 $25.5 $3.0 $2.4 $1.4 $1.1 $0.9 $0.7 $6.9 $6.8 $5.9 $9.4 $7.8 $9.2 $58.6 $56.9 $54.0 $43.3 $39.2 $35.4 $0.0 $15.0 $30.0 $45.0 $60.0 $75.0 12/31/12 12/31/13 12/31/14 12/31/15 12/31/16 6/30/17 Classified Loans Classified Securities Other Real Estate Owned Accruing TDRs $10.2M OREO $9.2M Non - Accrual Loans $4.4M $23.8M

16 Time Deposits 41% NIB Transaction 14% IB Transaction 45% Deposit Franchise Cost of Funding x Continue to shift deposit mix away from CDs. At June 30, 2016 the Bank’s deposit funding consisted of approximately 59% transaction accounts compared to less than 45% at December 31, 2011 x Increased average balance of non - time time deposits accounts by $63.0 million, or 11.3%, over last twelve months (1) x Success in increasing transaction deposits, including noninterest bearing deposits, has led to stability in cost of funds despite 2015 subordinated debt issuance Source: Management and company filings. Data as of 6/30/17. (1) Comparison reflects three month average balance as of 6/30/17 as compared to three month average balance as of 6/30/16. Deposit Composition (6/30/2017) $1.1 Billion 1.43% 1.05% 0.71% 0.56% 0.48% 0.48% 0.51% 1.59% 1.21% 0.88% 0.74% 0.75% 0.73% 0.76% 0.00% 0.50% 1.00% 1.50% 2.00% 2011Y 2012Y 2013Y 2014Y 2015Y 2016Y YTD '17 Cost of Deposits Cost of Funds

17 1.59% 1.21% 0.88% 0.74% 0.75% 0.73% 0.76% 1.05% 0.79% 0.62% 0.51% 0.45% 0.52% 0.59% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 2011 2012 2013 2014 2015 2016 2017 YTD TCFC Regional Peer Median 5.42% 5.16% 5.02% 4.82% 4.73% 4.55% 4.44% 5.86% 5.50% 5.09% 4.90% 4.81% 4.57% 4.51% 4.00% 5.00% 6.00% 7.00% 2011 2012 2013 2014 2015 2016 2017 YTD TCFC Regional Peer Median Asset Yield & Funding Costs Source: SNL Financial regulatory data, Management and company filings. TCFC data as of 6/30/17. Peer data as of the most recently reporte d p eriod. Peers include 17 institutions headquartered in MD, VA or DC with assets between $500 million and $2.0 billion and are publicly trad ed on a major exchange . Excludes acquisition targets. Yield on Total Loans TCFC vs Peer - 7 bps Cost of Funds TCFC vs Peer - 44 bps TCFC vs Peer - 17 bps TCFC vs Peer - 54 bps

18 2.47% 2.56% 2.56% 2.60% 2.37% 2.20% 0.00% 1.00% 2.00% 3.00% 4.00% 2012Y 2013Y 2014Y 2015Y 2016Y 2017 YTD TCFC Regional Peer Median 67.7% 66.8% 66.6% 68.0% 63.5% 62.7% 40.0% 50.0% 60.0% 70.0% 80.0% 2012Y 2013Y 2014Y 2015Y 2016Y 2017 YTD TCFC Regional Peer Median Focus on Efficiency & Expenses Efficiency Ratio Reported Noninterest Expense / Avg. Assets Source: SNL Financial and company filings. TCFC data as of 6/30/17. Peer data as of the most recently reported period . Regional peers include 17 institutions headquartered in MD, VA or DC with assets between $500 million and $2.0 billion and are publicl y t raded on a major exchange. Excludes acquisition targets. Efficiency ratio and noninterest income to average assets are Non - GAAP financial measures; refer to Appendix to this presentation for a reconciliation. x Historically maintained our efficiency ratio below peer institutions x Expense discipline continued through recent growth history, including expansion into Fredericksburg, VA and Anne Arundel County, MD markets x Review operating expense base for specific savings initiatives, including closure of underperforming branches x Year over year operating expenses increased approximately 2.6% vs. net interest income growth of approximately 12%

19 Increasing Bottom Line Profitability Return on Average Assets (%) Source: SNL Financial and company filings. x The combination of improved expense discipline, continued organic growth and asset quality performance has produced a steady improvement in profitability over the last 18 months Return on Average Common Equity (%) 0.56% 0.57% 0.63% 0.62% 0.70% 0.74% 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 0.60% 0.70% 0.80% 3/31/16 6/30/16 9/30/16 12/31/16 3/31/17 6/30/17 6.37% 6.79% 7.48% 7.68% 8.78% 9.36% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 3/31/16 6/30/16 9/30/16 12/31/16 3/31/17 6/30/17

20 Concluding Remarks

21 Concluding Remarks x Increased Momentum: • Profitability • Loan and Deposit Growth • Asset Quality Improvement x Positioned in Demographically Attractive Markets x Strong Market Share Position in Core Market x Strong, Experienced Management Team The Community Financial Corporation Acquisition of County First Bank x Financially attractive x Achievable cost savings opportunities x Enhances positioning within attractive Southern Maryland markets x Acquisition of low cost, stable core deposit base x Comprehensive due diligence conducted x Low integration risk

22 Appendix

23 Executive Leadership Team William J. Pasenelli x EVP and Chief Risk Officer x Joined in 2005 x Former EVP and Senior Loan Officer at Mercantile Southern Maryland Bank x President and Chief Executive Officer x Joined in 2000 x Former CFO of Acacia Federal Savings Bank (1987 - 2000) James M. Burke Todd L. Capitani x EVP and Chief Financial Officer x Joined in 2009 x Former Senior Finance Manager with Deloitte Consulting and CFO of Ruesch International, Inc. Christy M. Lombardi x EVP and Chief Administrative Officer x Joined in 1998 x Oversees human resources and shareholder relations Gregory Cockerham x EVP and Chief Lending Officer x Joined in 1988 x Former Executive with Maryland National Bank James F. Di Misa x EVP and Chief Operating Officer x Joined in 2005 x Former EVP at Mercantile Southern Maryland Bank

24 Investment Highlights x Strong Fundamental Operating Trends • More than 30 consecutive years of profitability • Net interest margin improvement driven by stable loan yields and improving funding costs x Robust Lending Pipeline x Strong Market Share and Brand Recognition • Top community bank aggregate deposit market share in operating counties in Southern Maryland • Successful results in new markets through local hiring, community outreach and grassroots marketing x Excellent Regional Demographics Driven by Proximity to Department of Defense (“DoD”) Headquarters, Homeland Security and Other Federal Agencies x Experienced Senior Management Team with Strong Track Record • Average of more than 30 years in banking and 18 years with the Company • Proven ability to grow organically through recent economic cycle

25 Significant In - Market Federal Agency Presence x Department of Defense in - market presence: • National Energetics Center – Naval Support Facility at Indian Head (Charles County) • Naval Surface Warfare – Naval Support Facility at Dahlgren (King George County) • Air Force One – Andrews AFB (Prince Georges County) • US Marines – Quantico (Prince William County) • Defense Intelligence Agency & Defense Intelligence Analysis Center – Joint Base Anacostia - Bolling (Prince Georges County) • Naval Air Station Patuxent River (St. Mary’s County) x Additional major in - market Federal Agency presence: • Federal Aviation Administration (FAA) Unmanned Aerial Vehicle (UAV) Drones Program • Homeland Security • FBI & DEA – Quantico (Prince William County)

26 $174 $198 $201 $221 $292 $373 $426 $458 $548 $624 $662 $718 $756 $807 $871 $918 $1,089 $1,143 $168 $183 $203 $228 $267 $363 $418 $445 $525 $640 $725 $827 $820 $821 $869 $907 $1,039 $1,088 $0 $250 $500 $750 $1,000 $1,250 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q2'17 Gross Loans ($MM) Deposits ($MM) Gross Loan CAGR: 12.1% (1) Over a Decade of Organic Loan Growth Source: SNL Financial and company filings. Gross loans presented net of deferred loan fees. (1) Represents the period from 12/31/00 – 6/30/17. x 2005 & 2007 – Strategic hires from Mercantile Bancshares x 2012 & 2013 – Open a branch and a loan production office in Virginia x 2014 – Expansion into Annapolis in October 2014 x 2016 – 2 nd Branch opened in Fredericksburg, VA

27 Steady Growth After Financial Crisis Source: Uniform Bank Performance Report. Peers represent commercial banks with assets $300 million to $1.0 billion through 2013 . Peers represent commercial banks with assets $1 billion to $3 billion for 2014 through current . MD peers represent all FDIC - insured depository institutions located in Maryland. Indexed Loan Growth Since 12/31/2007 Versus Peers 260 179 188 100 120 140 160 180 200 220 240 260 280 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 '17 Loan Growth Rate - CBTC Loan Growth Rate - UPBR Peer Loan Growth Rate - MD Peer

28 $10.02 $10.48 $10.98 $12.06 $13.09 $14.28 $16.79 $17.23 $17.43 $18.25 $18.32 $19.34 $19.52 $20.53 $21.48 $22.54 $23.51 $- $5.00 $10.00 $15.00 $20.00 $25.00 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q2 '17 Tangible Book Value Per Share Consistent Shareholder Value Creation Source: SNL Financial and company filings. Note: Tangible book value per share is a non - GAAP financial measure. Refer to Appendix to this presentation for a reconciliation. In October 2013, the Company issued 1,591,300 shares of common stock at a price of $18.75 per share resulting in net proceeds of $27.4 million after commissions and related offering expenses. The additional shares outstanding impacted year to year comparability of per share book value amounts beginning with the year end ed December 31, 2013.

Non-GAAP Reconciliation

Tangible Book Value Per Share & Tangible Common Equity / Tangible Assets

"Tangible book value per share" is defined as tangible stockholders' equity less preferred equity and intangible assets divided by total common shares outstanding. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.

(dollars in thousands, except share data)	For the Years Ended									
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Stockholders' Equity	$ 23,430	$ 25,586	$ 26,873	$ 27,912	$ 31,124	$ 34,578	$ 37,729	$ 48,847	$ 67,114	$ 68,190
Intangible Assets	-	-	-	-	-	-	-	-	-	-
Preferred Equity	-	-	-	-	-	-	-	-	(16,317)	(16,317)
Tangible Common Equity	$ 23,430	$ 25,586	$ 26,873	$ 27,912	$ 31,124	$ 34,578	$ 37,729	$ 48,847	$ 50,797	$ 51,873
Shares Outstanding	2,624,670	2,554,218	2,564,252	2,542,314	2,580,444	2,641,487	2,642,288	2,909,974	2,947,759	2,976,041
Tangible Book Value per Share	$ 8.93	$ 10.02	$ 10.48	$ 10.98	$ 12.06	$ 13.09	$ 14.28	$ 16.79	$ 17.23	$ 17.43

(dollars in thousands, except share data)	For the Years Ended							For the Period Ended	
	2010	2011	2012	2013	2014	2015	2016	6/30/2016	6/30/2017
Stockholders' Equity	$ 71,105	$ 75,454	$ 79,047	$ 110,730	$ 116,559	$ 99,783	$ 100,059	$ 102,376	$ 109,293
Intangible Assets	-	-	-	-	-	-	-	-	-
Preferred Equity	(16,317)	(20,000)	(20,000)	(20,000)	(20,000)	-	-	-	-
Tangible Common Equity	$ 54,788	$ 55,454	$ 59,047	$ 90,730	$ 96,559	$ 99,783	$ 100,059	$ 102,376	$ 109,293
Total Assets	$ 885,936	$ 983,480	$ 981,639	$ 1,023,824	$ 1,082,878	$ 1,143,332	$ 1,111,976	$ 1,209,677	$ 1,392,688
Intangible Assets	-	-	-	-	-	-	-	-	-
Tangible Assets	$ 885,936	$ 983,480	$ 981,639	$ 1,023,824	$ 1,082,878	$ 1,143,332	$ 1,111,976	$ 1,209,677	$ 1,392,688
Shares Outstanding	3,002,616	3,026,557	3,052,416	4,647,407	4,702,715	4,645,429	4,709,945	4,651,486	4,648,199
Tangible Book Value per Share	$ 18.25	$ 18.32	$ 19.34	$ 19.52	$ 20.53	$ 21.48	$ 21.24	$ 22.01	$ 23.51
Tangible Common Equity / Tang. Assets	6.18%	5.64%	6.02%	8.86%	8.92%	8.73%	9.00%	8.46%	7.85%

Community Bank of the Chesapeake

Source: Management and company filings.

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Non-GAAP Reconciliation

Efficiency Ratio & Noninterest Expense to Average Assets

"Efficiency ratio" is defined as recurring non-interest expense less foreclosed real estate (OREO) expenses and valuation allowances, less amortization of intangible assets divided by operating revenue. Operating revenue is equal to net interest income plus non-interest income excluding gains and losses on securities and foreclosed real estate. In our judgment, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

"Noninterest expense to average assets" allows investors a secondary method of gauging our efficiency by measuring the amount of overhead expense required to support our average asset base.

(dollars in thousands)	For the Years Ended					For the YTD Ended	
	2012	2013	2014	2015	2016	6/30/2016	6/30/2017
Non-Interest Expense	$ 23,804	$ 24,844	$ 26,235	$ 28,418	$ 28,418	$ 14,532	$ 14,909
OREO Valuation Allowance	(674)	(601)	(234)	(664)	(1,040)	(262)	(313)
OREO Operating Expenses	(97)	(186)	(152)	(395)	(406)	(144)	27
Non-Recurring Expense	-	-	-	-	-	-	-
Adjusted Non-Interest Expense (Numerator)	$ 23,033	$ 24,057	$ 25,849	$ 27,359	$ 26,972	$ 14,126	$ 14,623
Net Interest Income	$ 29,689	$ 32,032	$ 35,061	$ 36,528	$ 36,528	$ 19,288	$ 21,607
Non-Interest income	4,410	4,174	4,093	3,299	5,714	$ 1,627	$ 1,927
(Gains) / Losses on OREO Disposals	(89)	(179)	(322)	20	(195)	443	(36)
Realized (Gain) / Loss on Other Assets	-	-	(7)	407	414	(4)	(47)
Realized (Gain) / Loss on Securities	-	-	(19)	(4)	(5)	(39)	(133)
Operating Revenue (Denominator)	$ 34,010	$ 36,027	$ 38,806	$ 40,250	$ 42,456	$ 21,315	$ 23,318
Efficiency Ratio	67.7%	66.8%	66.6%	68.0%	63.5%	66.3%	62.7%
Average Assets	963,061	969,063	1,026,442	1,092,906	1,092,906	1,182,080	1,355,922
Reported Noninterest Expense / Average Assets	2.47%	2.56%	2.56%	2.60%	2.60%	2.46%	2.20%

Community Bank of the Chesapeake

Source: Management and company filings.

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